EXHIBIT 99.1

For release July 20, 2005, at 4:01 p.m. Eastern

Planar announces results for fiscal 2005’s third quarter

BEAVERTON, Ore. – July 20, 2005 – Planar Systems (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $53.2 million in the quarter ended July 1, 2005, down 20 percent from the year-ago quarter and down 13 percent sequentially. Net income per diluted share was $0.09.

“The first step of our strategy announced a quarter ago calls for alignment of the company’s cost structure with the present business environment, and the cash and profits delivered this quarter demonstrate the initial success of the strategy,” said Balaji Krishnamurthy, chairman, president and CEO. “Subsequent steps underway include investments in near-term growth opportunities, including digital imaging and geographic expansion, and investments in long-term opportunities, such as retailing systems.”

Sales in the company’s medical segment were $17.2 million, down about 15 percent versus last year and down 11 percent from the previous quarter. Industrial segment sales were $13.2 million, up about 1 percent compared to last year but down 14 percent versus last quarter’s unusually high result. Planar’s commercial segment recorded sales of $22.8 million, down almost 32 percent from last year’s result and down 14 percent from last quarter’s result.

“Sales declines in each of our business units reflect the display industry’s increasingly competitive environment. But I’m confident Planar’s unique strengths will generate renewed growth in shareholder value by executing the strategy begun with last quarter’s cost reductions,” said Krishnamurthy.

Gross profit for the third quarter, as a percentage of sales, was 23.3 percent, up from 23.0 percent recorded a year ago and up from 21.7 percent in the previous quarter. Sales outside the U.S. were 18.0 percent of the total, up from 14.3 percent last year but down from 18.4 percent last quarter. Backlog declined during the quarter, and is expected to decline over the long run as an increasing portion of the company’s business operates on a ship-to-order basis. The company’s cash position continues to strengthen, ending the quarter at $53.7 million, with a negligible level of total debt and capital leases.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially. The company’s current expectations for the quarter ending September 30, 2005 are as follows:

•	Sales of approximately $50 million

•	Net income between $0.04 and $0.08 per diluted share

Results and operational highlights for the fourth quarter and fiscal year will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, July 20, 2005, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through links on

www.planar.com or through numerous other sites, and will be available for replay through July 31, 2005. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ:PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. Visit the company’s web site at www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Nine months ended
	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004
Sales	$53,191	$66,663	$177,375	$188,176
Cost of sales	40,791	51,354	138,052	143,122

Gross profit	12,400	15,309	39,323	45,054

Operating expenses:
Research and development, net	2,259	2,535	7,657	7,812
Sales and marketing	4,777	4,505	16,053	13,229
General and administrative	3,471	3,881	12,426	11,601
Amortization of intangible assets	305	668	1,510	2,084
Impairment and restructuring charges	—	—	5,168	—

Total operating expenses	10,812	11,589	42,814	34,726

Income (loss) from operations	1,588	3,720	(3,491)	10,328

Non-operating income (expense):
Interest, net	239	(91)	318	(433)
Foreign exchange, net	154	112	223	109
Other, net	(11)	42	(856)	(308)

Net non-operating income (expense):	382	63	(315)	(632)

Income (loss) before income taxes	1,970	3,783	(3,806)	9,696
Provision (benefit) for income taxes	591	1,130	(1,043)	3,200

Net income (loss)	$1,379	$2,653	$(2,763)	$6,496

Basic net income (loss) per share	$0.09	$0.18	$(0.19)	$0.45

Average shares outstanding - basic	14,722	14,636	14,692	14,582

Diluted net income (loss) per share	$0.09	$0.18	$(0.19)	$0.44

Average shares outstanding - diluted	14,834	14,785	14,692	14,871

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	July 1, 2005	Sept. 24, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$53,655	$30,265
Accounts receivable	19,171	31,221
Inventories	41,824	51,802
Other current assets	9,614	11,005

Total current assets	124,264	124,293

Property, plant and equipment, net	15,789	17,860
Goodwill	48,016	49,001
Intangible assets	4,654	7,815
Other assets	3,882	7,455

	$196,605	$206,424

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,976	$19,946
Accrued compensation	5,104	3,007
Current portion of long-term debt and capital leases	201	193
Deferred revenue	2,438	1,413
Other current liabilities	3,783	9,114

Total current liabilities	26,502	33,673

Long-term debt and capital leases, less current portion	696	847
Other long-term liabilities	6,564	6,376

Total liabilities	33,762	40,896

Shareholders’ equity:
Common stock	131,809	130,924
Retained earnings	37,023	39,786
Accumulated other comprehensive loss	(5,989)	(5,182)

Total shareholders’ equity	162,843	165,528

	$196,605	$206,424

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited

	Three months ended		Nine months ended
	July 1, 2005	June 25, 2004	July 1, 2005	June 25, 2004
Cash flows from operating activities:

Net income (loss)	$1,379	$2,653	$(2,763)	$6,496
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	2,186	2,254	6,861	6,700
Impairment and restructuring charges	—	—	5,168	—
Loss on long-term investments	—	—	887	—
Decrease in accounts receivable	2,456	2,583	12,180	6,678
(Increase) decrease in inventories	6,313	(3,861)	9,962	(9,673)
(Increase) decrease in other current assets	1,527	(49)	1,253	(2,298)
Increase (decrease) in accounts payable	(4,431)	308	(5,178)	6,709
Increase (decrease) in accrued compensation	(775)	276	1,496	(1,218)
Increase in deferred revenue	878	793	1,036	815
Increase (decrease) in other current liabilities	(1,826)	1,208	(5,444)	589

Net cash provided by operating activities	7,707	6,165	25,458	14,798

Cash flows from investing activities:
Purchase of property, plant and equipment	(546)	(1,593)	(2,223)	(4,601)
Increase in other long-term liabilities	13	—	13	—
(Increase) decrease in long-term assets	163	(24)	(67)	(128)

Net cash used in investing activities	(370)	(1,617)	(2,277)	(4,729)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(32)	(9,383)	(143)	(21,440)
Proceeds from long-term debt	—	—	—	6,936
Stock repurchase	—	—	—	(113)
Net proceeds from issuance of capital stock	48	414	885	3,607

Net cash provided by (used in) financing activities	16	(8,969)	742	(11,010)

Effect of exchange rate changes	(1,382)	(760)	(533)	280

Net increase (decrease) in cash and cash equivalents	5,971	(5,181)	23,390	(661)

Cash and cash equivalents at beginning of period	47,684	41,944	30,265	37,424

Cash and cash equivalents at end of period	$53,655	$36,763	$53,655	$36,763